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AssetMark Funds
2300 Contra Costa Blvd., Suite 600
Pleasant Hill, California 94523-3967

August 10, 2010

Dear AssetMark Core Plus Fixed Income Fund Shareholders:

We are pleased to notify you of a recent change involving the investment management of the AssetMark Core Plus Fixed Income Fund.

As you know, Genworth Financial Wealth Management, Inc. (“GFWM” or the “Advisor”), as investment advisor to the AssetMark Funds, identifies, hires, and monitors leading asset managers to serve as sub-advisors for the various AssetMark Funds. Under an exemptive order (the “Exemptive Order”) from the U.S. Securities and Exchange Commission (the “SEC”), the Advisor is permitted to change sub-advisors or sub-advisory agreements without obtaining approval from Fund shareholders, provided that the AssetMark Funds’ Board of Trustees approves the arrangement. The attached document provides information required by the Exemptive Order and SEC rules regarding the hiring of a new sub-advisor for the AssetMark Core Plus Fixed Income Fund (the “Core Plus Fixed Income Fund”).

On May 27, 2010, the Board of Trustees appointed Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow Hanley”), to act as a sub-advisor to the Core Plus Fixed Income Fund. Barrow Hanley is an SEC-registered investment advisor based in Dallas, Texas. A more detailed description of Barrow Hanley and its investment operations is included in the attached information statement.

Western Asset Management Company (“Western”) managed a portion of the Core Plus Fixed Income Fund from 2004 to 2005 and jointly managed a portion of the Core Plus Fixed Income Fund with Western Asset Management Limited (“WAML”) since 2005.  Barrow Hanley replaced Western and WAML and began managing a portion of the Core Plus Fixed Income Fund on June 1, 2010.

The AssetMark Funds continue to engage leading asset managers with specialized expertise and proven track records, and we believe Barrow Hanley clearly meets these criteria. GFWM is committed to finding, hiring, and monitoring the best asset managers in each category to meet our performance goals and better serve the Funds’ shareholders.  I encourage you to read the attached information statement, which contains information about the new sub-advisory agreement with Barrow Hanley.

Sincerely,

Carrie E. Hansen
President, AssetMark Funds

AssetMark Funds
2300 Contra Costa Blvd., Suite 600
Pleasant Hill, California 94523-3967

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of AssetMark Funds (the “Trust”) to inform shareholders about a recent change involving the investment management of the AssetMark Core Plus Fixed Income Fund (the “Core Plus Fixed Income Fund”).  The Board of Trustees of the Trust (the “Board”), on behalf of the Fund, has approved a new sub-advisory agreement (the “Barrow Hanley Sub-Advisory Agreement”) between Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow Hanley”), and Genworth Financial Wealth Management, Inc. (“GFWM” or the “Advisor”).  Barrow Hanley replaced Western Asset Management Company (“Western”) and Western Asset Management Limited (“WAML”), as a sub-advisor to the Core Plus Fixed Income Fund and began managing a portion of the Core Plus Fixed Income Fund on June 1, 2010.  Western managed a portion of the Core Plus Fixed Income Fund from 2004 to 2005 and jointly managed a portion of the Core Plus Fixed Income Fund with WAML since 2005.  The Barrow Hanley Sub-Advisory Agreement was approved by the Board upon the recommendation of the Advisor, without shareholder approval, as is permitted by the exemptive order (the “Exemptive Order”) of the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), issued to the Trust and the Advisor. This Statement is being mailed on or about August 20, 2010 to shareholders of record of the Core Plus Fixed Income Fund as of July 31, 2010.  The Core Plus Fixed Income Fund will pay the costs associated with preparing and distributing this Statement to its shareholders.  We are not asking you for a proxy and you are requested not to send us a proxy.

INTRODUCTION

GFWM is the investment advisor for each series of the Trust, including the Core Plus Fixed Income Fund.  The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series.  This approach permits GFWM to hire, terminate, or replace sub-advisors of the series that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of sub-advisory agreements relating to the management of the series.  Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as the investment advisor (including sub-advisor) of the mutual fund.  The Trust and the Advisor have obtained the Exemptive Order from the SEC, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated sub-advisors and modify sub-advisory arrangements without shareholder approval.  Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor oversees the provision of portfolio management services to the series by the sub-advisors.  The Advisor has ultimate responsibility (subject to oversight by the Board) to oversee the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or the Advisor (the “Independent Trustees”), appointed Barrow Hanley to replace the team of Western and WAML as a sub-advisor to the Core Plus Fixed Income Fund and approved the Barrow Hanley Sub-Advisory Agreement.

The Trust and the Advisor must comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of entering into a new sub-advisory agreement, the affected fund will notify its shareholders of the changes. This Statement provides such notice of the changes and presents details regarding the Barrow Hanley Sub-Advisory Agreement.

INVESTMENT ADVISORY ARRANGEMENTS

The Investment Advisor

The Advisor, located at 2300 Contra Costa Boulevard., Suite 600, Pleasant Hill, California 94523-3967, serves as the investment advisor for the Core Plus Fixed Income Fund.  The Advisor is a subsidiary of Genworth Financial, Inc., a publicly traded company located at 6620 West Broad Street, Richmond, Virginia 23230.  The Advisor is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor’s primary business is to operate the GFWM investment platform, a managed account platform used by financial professionals, such as investment advisors and broker-dealers, to deliver state of the art financial planning, investment advisory, and asset allocation services to their clients.  Through the GFWM platform, investors can invest in, among other things, a variety of asset allocation models using open-end mutual funds. The AssetMark Funds are included among the many investment products made available through the GFWM platform.  Through the platform, GFWM provides investment consulting and administrative services to advisors and broker-dealers and currently administers in excess of $16 billion in investor assets, including mutual funds, variable annuities, exchange-traded funds, and privately managed accounts.

The Advisor provides investment advisory services to the Core Plus Fixed Income Fund pursuant to the Investment Advisory Agreement, dated October 20, 2006, between the Trust and the Advisor (the “Advisory Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Funds.  In so doing, the Advisor may hire one or more sub-advisors to carry out the investment program of each Fund, subject to the approval of the Board. The Advisor continuously reviews, oversees and (where appropriate) administers the investment program of each Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Funds.

Pursuant to the Advisory Agreement, the Advisor has overall supervisory responsibility for the general management and investment of each Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Funds’ overall investment strategies; (ii) evaluates, selects, and recommends sub-advisors to manage all or a portion of each of the Funds’ assets; (iii) when appropriate, allocates and reallocates the Funds’ assets among sub-advisors; (iv) monitors and evaluates the performance of sub-advisors, including the sub-advisors’ compliance with the investment objectives, policies, and restrictions of the Funds; and (v) implements procedures to ensure that the sub-advisors comply with the Funds’ investment objectives, policies, and restrictions.

For providing these services to the Core Plus Fixed Income Fund, the Trust pays the Advisor advisory fees at the annual rate of 0.75% of the Core Plus Fixed Income Fund’s assets.  The Trust and the Advisor have entered into a Fee Waiver Agreement designed to provide Fund shareholders with the economic benefits of economies of scale that may be realized as Fund assets increase. Under the Fee Waiver Agreement, the Advisor has contractually agreed to:  (1) waive 0.025% of each Fund’s annual advisory fee on Trust assets in excess of $6 billion, and an additional 0.025% of each Fund’s annual advisory fee on Trust assets in excess of $12 billion; and (2) waive portions of its advisory fee to the extent necessary to ensure that the net fee payable to the Advisor does not exceed certain stated target maximum amounts, after taking into account negotiated fees paid to sub-advisors. The Fee Waiver Agreement is designed to pass on certain savings in the underlying sub-advisory fee arrangements over time.  In addition, the Advisor has agreed to waive a portion of its investment advisory fee, or to make payments to limit Fund expenses, so that the Core Plus Fixed Income Fund’s total expense ratio does not exceed 1.29% through July 31, 2011.  After July 31, 2011, these fee waivers may be discontinued by the Advisor at any time.  After giving effect to the fee waivers, the Core Plus Fixed Income Fund paid the Advisor advisory fees equal to $4,043,222 for the fiscal year ended March 31, 2010.  For the fiscal year ended March 31, 2010, the Core Plus Fixed Income Fund’s total expense ratio was below the maximum of 1.29%, and, as a result, the Advisor did not waive a portion of its investment advisory fees or make payments to limit Fund expenses.

The following Trustee and officers of the Trust are also officers and/or employees of the Advisor or its affiliates: Ronald D. Cordes serves as Trustee and Chairperson of the Trust, and as Principal of the Advisor; Carrie E. Hansen serves as President of the Trust, and as Senior Vice President and Chief Operations Officer of the Advisor; Starr E. Frohlich serves as Vice President and Treasurer of the Trust, and as Director of Fund Administration of the Advisor; Deborah Djeu serves as Vice President, Chief Compliance Officer, and AML Officer of the Trust, and is an employee of the Advisor; Robert Bannon serves as Vice President and Chief Risk Officer of the Trust, and as Senior Vice President and Chief Risk Officer of the Advisor; and Christine Villas-Chernak serves as Secretary and Deputy Chief Compliance Officer of the Trust, and is an employee of the Advisor.  The address of each of these individuals is 2300 Contra Costa Boulevard, Suite 600, Pleasant Hill, California 94523-3967.

Barrow, Hanley, Mewhinney & Strauss, LLC

Barrow Hanley is located at 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.  Barrow Hanley is a majority-owned subsidiary of Old Mutual (US) Holdings Inc.

Barrow Hanley was approved by the Board to serve as a sub-advisor for the Core Plus Fixed Income Fund at the Board meeting held on May 27, 2010 (the “May Meeting”).  Barrow Hanley is independent of the Advisor, and discharges its responsibilities subject to the oversight of the Advisor. The hiring of Barrow Hanley is concurrent with the termination of the sub-advisory agreements with Western and WAML (the “Western/WAML Sub-Advisory Agreements”), pursuant to which Western and WAML had served as sub-advisors to the Core Plus Fixed Income Fund since 2004 and 2005, respectively.

Barrow Hanley is compensated out of the fees the Advisor receives from the Core Plus Fixed Income Fund.  There will be no increase in the advisory fees paid by the Core Plus Fixed Income Fund to the Advisor as a consequence of the appointment of Barrow Hanley or the approval of the Barrow Hanley Sub-Advisory Agreement.  The fees paid by the Advisor to Barrow Hanley depend upon the fee rates negotiated by the Advisor and the percentage of the Core Plus Fixed Income Fund’s assets allocated to Barrow Hanley by GFWM.

In managing its allocated portion of the Core Plus Fixed Income Fund’s portfolio, Barrow Hanley will utilize an active, bottom-up investment process that seeks to produce higher returns with lower volatility of return.  Barrow Hanley believes that superior returns can be produced primarily through portfolios that offer a yield to maturity advantage versus the benchmark index, and seeks to construct portfolios of undervalued or mispriced securities and sectors.

The name and principal occupation of the principal executive officers and directors of Barrow Hanley are listed below.  The address of Mr. Barrow and Mr. Nixon, as it relates to their positions with Barrow Hanley, is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201 and the address of Mr. Turpin and Ms. Gibson, as it relates to their positions with Barrow Hanley, is c/o Old Mutual, 200 Clarendon Street, 52nd Floor, Boston, Massachusetts  02116.

Name	Position(s) with Barrow Hanley

James P. Barrow	President; Secretary; Treasurer; Executive Director; Member, Board of Managers
Ray Nixon Jr.	Executive Director; Member, Board of Managers
Thomas M. Turpin	Member, Board of Managers
Linda T. Gibson	Member, Board of Managers

The Barrow Hanley Sub-Advisory Agreement

The Barrow Hanley Sub-Advisory Agreement was approved by the Board at the May Meeting, which was called, among other reasons, for the purpose of approving the Barrow Hanley Sub-Advisory Agreement for an initial term of two years. Thereafter, continuance of the Barrow Hanley Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  The Barrow Hanley Sub-Advisory Agreement provides that it will terminate immediately in the event of its assignment (within the meaning of the 1940 Act) or upon the termination of the Core Plus Fixed Income Fund’s investment advisory agreement with the Advisor, except as otherwise provided by applicable law or the Exemptive Order.

The material terms of the Barrow Hanley Sub-Advisory Agreement, other than the rate of compensation to be paid by the Advisor to Barrow Hanley, are substantially similar to the terms of the Western/WAML Sub-Advisory Agreements.  Each agreement provides that the sub-advisor, subject to the oversight of the Advisor and Board, is responsible for managing the investment operations of its allocated portion of the Core Plus Fixed Income Fund’s portfolio, and for making investment decisions and placing orders to purchase and sell securities, all in accordance with the investment objectives and policies of the Core Plus Fixed Income Fund, as reflected in its current prospectus and statement of additional information, and as may be adopted from time to time by the Board. Each agreement also provides that the sub-advisor is responsible for expenses related to its activities under the agreement, other than the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Core Plus Fixed Income Fund.  The Barrow Hanley Sub-Advisory Agreement provides for Barrow Hanley to be compensated based on the average daily net assets of the Core Plus Fixed Income Fund that are allocated to Barrow Hanley.  Barrow Hanley is compensated from the fees that the Advisor receives from the Core Plus Fixed Income Fund.

The Barrow Hanley Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Core Plus Fixed Income Fund, or the Advisor; or (ii) Barrow Hanley, on not less than 60 days’ written notice to the Advisor and the Trust.

Board Approval of the Barrow Hanley Sub-Advisory Agreement

At the May Meeting, GFWM recommended the appointment of Barrow Hanley to serve as a sub-advisor to the Core Plus Fixed Income Fund after evaluating a number of other possible investment managers. The Advisor’s determination to recommend Barrow Hanley was based on a number of factors, including Barrow Hanley’s expertise and experience investing in fixed income securities, and a favorable performance record relative to its peers.

At the May Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Barrow Hanley Sub-Advisory Agreement.  In determining whether to approve the Barrow Hanley Sub-Advisory Agreement, the Board considered the information received in advance of the May Meeting, which included: (i) copies of a form of the Barrow Hanley Sub-Advisory Agreement; (ii) information regarding the process by which the Advisor selected and recommended Barrow Hanley for Board approval; (iii) information regarding the nature, extent, and quality of the services that Barrow Hanley would provide to the Core Plus Fixed Income Fund; (iv) information regarding Barrow Hanley’s reputation, investment management business, personnel and operations; (v) information regarding the level of sub-advisory fees to be charged by Barrow Hanley; (vi) information regarding Barrow Hanley’s compliance program; (vii) information regarding Barrow Hanley’s historical performance returns managing accounts with similar investment mandates, and such performance compared to a relevant index; and (viii) information regarding Barrow Hanley’s financial condition.

When considering the approval of the Barrow Hanley Sub-Advisory Agreement, the Board reviewed and analyzed the factors the Board deemed relevant with respect to Barrow Hanley, including: the nature, extent, and quality of the services to be provided to the Core Plus Fixed Income Fund by Barrow Hanley; Barrow Hanley’s management style; Barrow Hanley’s historical performance record managing accounts with investment mandates similar to the Core Plus Fixed Income Fund; the qualifications and experience of the persons who will be responsible for the day-to-day management of Barrow Hanley’s allocated portion of the Core Plus Fixed Income Fund’s investment portfolio; and Barrow Hanley’s overall resources.

In examining the nature, extent, and quality of the services to be provided by Barrow Hanley to the Core Plus Fixed Income Fund, the Board considered: the specific investment process to be employed by Barrow Hanley in managing the assets to be allocated to it; the qualifications of Barrow Hanley’s investment management team with regard to implementing the Core Plus Fixed Income Fund’s investment mandate; Barrow Hanley’s infrastructure, and whether it appeared to adequately support Barrow Hanley’s investment strategy; and the Advisor’s review process and the Advisor’s favorable assessment as to the nature and quality of the sub-advisory services expected to be provided by Barrow Hanley.  Based on the Board’s consideration and review of the foregoing information, the Board concluded that the nature, extent, and quality of the sub-advisory services to be provided by Barrow Hanley, as well as Barrow Hanley’s ability to render such services based on its experience, operations and resources, were appropriate for the Core Plus Fixed Income Fund, and supported a decision to approve the Barrow Hanley Sub-Advisory Agreement.

Because Barrow Hanley is a newly-appointed sub-advisor for the Core Plus Fixed Income Fund, the Board could not consider Barrow Hanley’s investment performance in managing the Core Plus Fixed Income Fund as a factor in evaluating the Barrow Hanley Sub-Advisory Agreement.  However, the Board did review Barrow Hanley’s historical performance record in managing other accounts that were comparable to the Core Plus Fixed Income Fund.  The Board compared this historical performance to a relevant benchmark.  On this basis, the Board concluded that the historical performance record for Barrow Hanley supported a decision to approve the Barrow Hanley Sub-Advisory Agreement.

The Board carefully considered and evaluated the proposed fees payable under the Barrow Hanley Sub-Advisory Agreement. The Board also considered comparisons of the fees to be paid to Barrow Hanley with the fees Barrow Hanley charges to its other clients. After evaluating the proposed fees, the Board concluded that the fees that would be paid to Barrow Hanley by the Advisor, with respect to the assets to be allocated to Barrow Hanley, appeared to be within a reasonable range in light of the quality and extent of the services to be provided.

The Board reviewed a copy of the Barrow Hanley Sub-Advisory Agreement. The Board considered that the Barrow Hanley Sub-Advisory Agreement generally provides for the same range of services and fees as the sub-advisory agreements that the Core Plus Fixed Income Fund had in place with Western and WAML.

The Board considered the selection and due diligence process employed by the Advisor in deciding to recommend Barrow Hanley as a sub-advisor for the Core Plus Fixed Income Fund.  The Board also considered the Advisor’s conclusion that the fees to be paid to Barrow Hanley for its services to the Core Plus Fixed Income Fund will be reasonable, and the reasons supporting that conclusion.  The Board noted that the sub-advisory fees will be paid by the Advisor to Barrow Hanley and will not be additional fees paid by the Core Plus Fixed Income Fund.  The Board concluded that the Advisor’s recommendations and conclusions supported approval of the Barrow Hanley Sub-Advisory Agreement.

After full consideration of the factors discussed above, with no single factor identified as being determinative, the Board, including a majority of the Independent Trustees, concluded that the initial approval of the Barrow Hanley Sub-Advisory Agreement was in the best interests of the Core Plus Fixed Income Fund, and approved the Barrow Hanley Sub-Advisory Agreement for the Core Plus Fixed Income Fund.

GENERAL INFORMATION

Administrative and Accounting Services

U.S. Bancorp Fund Services, LLC (“USBFS”), located at 615 East Michigan Street, Milwaukee, Wisconsin 53202, serves as the Trust’s administrator and monitors the compliance of the Trust.  USBFS updates the Trust’s registration statement and prepares tax returns, among other duties.

Principal Distribution Arrangements

Capital Brokerage Corporation, located at 6620 West Broad Street, Building 2, Richmond, Virginia 23230, an affiliate of the Advisor, acts as the distributor (the “Distributor”) of the Trust’s shares pursuant to a Distribution Agreement with the Trust. The Distribution Agreement requires the Distributor to use its best efforts to distribute the Funds’ shares.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2010, the Core Plus Fixed Income Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of July 31, 2010, the Core Plus Fixed Income Fund had 59,646,620.458 outstanding shares, and net assets of $559,485,299.89.  The direct and indirect owners of more than 5% of the outstanding shares of the Core Plus Fixed Income Fund as of July 31, 2010 are listed below:

Control Persons of the Core Plus Fixed Income Fund

Name and Address	Shares	% Ownership	Type of Ownership

Pershing LLC ATTN Mutual Funds P.O. Box 2052 Jersey City, NJ 07303-2052	26,041,820	43.66%	Record
TD Ameritrade Inc. FBO Its Customers P.O. Box 2226 Omaha, NE 68103-2226	17,428,422	29.22%	Record
Genworth Financial Trust Co. FBO GFWM & Clients 3200 N. Central Ave. Phoenix, AZ 85012-2425	11,257,009	18.87%	Record
National Financial Services ATTN: Mutual Funds Dept. 200 Liberty St., 5th Floor New York, NY 10281-1003	4,435,962	7.44%	Record

SHAREHOLDER REPORTS

Additional information about the Core Plus Fixed Income Fund is available in the Trust’s annual and semi-annual reports to shareholders.  In the Trust’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Core Plus Fixed Income Fund’s performance during its last fiscal year.  The Trust’s most recent annual report for the period ended March 31, 2010 and most recent semi-annual report for the period ended September 30, 2009 have been sent to shareholders. A copy of the Trust’s most recent shareholder reports may be obtained, without charge, by writing the AssetMark Funds, care of U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin 53202, or by calling (888) 278-5809 (toll-free).